MEMORANDUM OF UNDERSTANDING
                                 OCTOBER , 2005

      This confidential Memorandum of Understanding ("MOU") is entered into by and between Dark Horse Exploration Corporation ("DHE"), whose principle address is Evanston, WY, Universal Property Development and Acquisition Corporation ("UPDA"), whose address is 14255 U.S. Highway 1, Suite 2180, Juno Beach, FL 33408, Rene Kronvold of Tampa, Florida and Masaood Group.

                                    RECITALS

      WHEREAS, DHE is actively engaged directly and through affiliates and/or associates in the Energy related Project Business Development, and their Ownership, Management, Engineering, Procurement, Construction, Installation ("EPC"), Operation, and Plant and facility Maintenance ("O&M"). Key to the success of DHE and its affiliates and/or associates is the capabilities, experiences, qualifications, technologies, market and industry relationships of its shareholders/management team at corporate level, key industry strategic alliance partners in their abilities to identify attractive business and project development opportunities with great upside potential which are in need of funding.

      WHEREAS, UPDA is a public company engaged in the project funding and business development, with the ability to fund business development through formation of joint ventures or strategic alliances for its own account as well as serving independent clients.

      WHEREAS, Rene Kronvold and Masaood Group will provide funding and business consulting for the joint venture.

      NOW, THEREFORE, DHE and UPDA are desirous to enter into this MOU in joining forces as strategic alliance partners through the establishment of a "C" corporation. The new corporation will be incorporated in the State of Nevada whereas DHE will own Thirty Percent (30%), UPDA will own Sixty percent (60%), Rene Kronvold Two and one-half percent (2.5%) and Masaood Group Seven and one-half percent (7.5%) of the interest in the said new corporation.

                                   AGREEMENTS

      The parties agree that the foundation of this MOU and the impending new corporation is based on the following principles:

      A. The purpose of a new corporation enables the Parties together to explore the business development and funding opportunities in various endeavors with each party retaining its own separate identity, operation, ownership, organization, and relationships.

      B. The new corporation shall not preclude either party from separate pursuit of other business opportunities, joint ventures, and strategic alliances with other parties so long as the confidentiality obligations undertaken hereunder are not breached. Notwithstanding the foregoing, neither DHE nor UPDA may pursue separate energy projects within 100 miles of the project area contemplated hereby without written approval from the other.

      C. The Parties agree that the formation, identity, organizational structure, and by-laws of the said new corporation shall be decided on a separate accord by and between the Parties. However, the parties have agreed to form a new corporation domiciled in the State of Nevada and the name is: Oil & Gas, Inc., or such other name as the parties may agree.

      D. Each party has the right to assign its respective stock in the new corporation to other entities that the party owns or controls. Any reassignment or sale of the new corporation stock to an entity that the said party does not own or control must be approved by unanimous consent of all stockholders of the new corporation and the existing shareholders must be given a right of first refusal to purchase the respective share of the selling partner and such transfer of title and or ownership will not diminish in any way the privileges or rights of any party to this Agreement.

      E. The parties desire to exchange certain proprietary or confidential information for the purpose of exploring potential business development and funding opportunities, which shall be held in strict confidence and not shared with third parties, unless written permission is granted by the granting/giving party.

      F. The parties are willing to provide such information for such purpose in accordance with the terms hereof;

      G. UPDA, in connection with a separate agreement with Rene Kronvold and Masaood, agrees to provide the sum of One Million Dollars ($1,000,000.00) in funding to the new corporation in consideration of the transfer by DHE of all oil and gas interests it presently holds or subsequently acquires in the target area. Upon execution of this agreement, UPDA shall deposit the sum of One Hundred Fifty Thousand Dollars ($150,000.00) in the account of DHE for purposes of well revitalization and as an initial investment in the Joint Venture. All additional funds shall be delivered as necessary to the new corporation in accordance with the agreement of the parties. The Parties agree that the funds provided by UPDA to the joint venture entity will be utilized for the development of oil and gas wells on property under lease to DHE in Utah by the joint venture entity and such other expenditures for which the parties may mutually agree. The funds shall be utilized in the normal course of events, including but not limited to, acquisition of land, preparation of plans, acquiring permits to perform work, insurance, field supervision, general administration, and overhead. As soon as practical after execution of this Agreement, DHE shall transfer the leasehold interests to the joint venture entity, free and clear of all liens, claims or demands.

      H. DHE agrees to utilize the funds provided by UPDA for the sole purpose of drilling and completion of oil and gas well development to zones of interest. The funds shall be utilized in normal course of events, including but not limited to, necessary operational vehicles and tests and on site drilling and sub-contracting for all of the material, hardware and location work and required completion equipment and overhead and acquisition of addition Leases in the AMI (Area of Mutual Interest). DHE to negotiate and oversee directly or indirectly all building of connecting gas flow/pipeline lines and taps and notify ahead of time any and all fee's associated with delivering production and or gas to end-user markets. All work performed by DHE shall be done in accordance with acceptable industry standards.

      I. DHE agrees to assign all Agreements, Contracts, and or Leases ("Subject Leases") to the new corporation for the sole benefit of the new corporation; and DHE will insure along with the legal representative of the New Corporation house counsel that all the assignments are legally valid and may not be contested. Any and all legal expenses shall be deemed as part of the soft costs of entering into any new drilling project and will also include any and all surveys and expenses associated with the establishment of exact drilling sites as mentioned in the lease documents.

      J. DHE will act as managers and operators of the new corporation. A definitive Management Agreement will be negotiated by the parties. As on site managers, DHE shall receive an ongoing management fee of 6% of the project before, during and after the well(s) are brought on line which shall be paid bi-monthly to DHE.

      K. The Joint Venture Entity shall receive the first right of refusal on any additional lease-hold rights and have a 30-day option to continue or not continue funding additional exploration well development.

      L. The Parties hereby agree a three member board will be elected to oversee the new corporation. One director will be chosen by DHE; one will be chosen by UPDA and one will be chosen by Masaood Group.

      M. The Parties hereby agree that a distribution mechanism will be put in place to insure that all parties receive their proportionate fair share of the profits of the new corporation. All revenues or oil and gas proceeds from the Subject Leases shall be first deposited into the new corporation account and the lease operating expenses, management fees and royalties shall be deducted and paid. Thereafter, the profits shall be distributed to the parties in conformance with their respective interests in the Joint Venture Entity.

      N UPDA agrees to reinvest its portion of the profits of the Joint Venture for purposes of continuing the drilling of additional wells in the target area.

      O. The Parties agree that preferred shares in the Joint venture shall be issued to the party providing the investment of assets and/or money. These preferred shares shall be redeemable only upon sale of the assets or all of the stock in the Joint venture.

                            CONFIDENTIAL INFORMATION

      1. "Confidential Information" shall mean all confidential or proprietary written, recorded, electronic or oral information or data (including without limitation research, developmental, engineering manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know-how, and computer programming and other software and software techniques) provided (whether such confidentiality or proprietary status is indicated orally, or whether or not the specific words "confidential" or "proprietary" are used) to a Party(s) (the "Receiving Party(s)") by the other Party (the "Disclosing Party(s)") in the course of the exchange of such information or data between the Parties. The Confidential Information shall also without limitation include specific business transaction opportunity specific funding, credit enhancement, contacts, buyers, sellers, investors, and or joint venture partners ("Sources").

      A. Each Party shall include any of the Party's subsidiaries or affiliates.

      B. "Person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other identity or individual.

      C.  "Representatives"  shall  mean,  as  to  any  Person,  its  directors,
officers,  employees,  agents  and  advisors  (including,   without  limitation,
financial advisors, attorneys and accountants).

      2. Confidentiality and Non-Use. In any consideration of each Party's providing Confidential Information, the Parties agree as follows:

      A. The Receiving Party(s) shall hold confidential and not disclose to any Person without prior written consent of the Disclosing Party(s), all Confidential Information and any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Confidential Information has been made available to the Receiving Party(s) or its Representatives; provided, however that the Receiving Party(s) may disclose such Confidential Information to its Representatives who are actively and directly participating in its evaluation of the Proposed transaction or otherwise need to know the Confidential Information for the purpose of evaluating the Proposed Transactions;

      B. The Receiving Party(s) shall cause all its Representatives to observe the terms of this MOU and shall be responsible for any breach of the terms of this MOU by it or its Representatives; and

      C. The Receiving Party(s) shall return or destroy all Confidential Information (including all copies thereof) within 30 days of receipt of a written request therefore by the Disclosing Party(s).

      3. In addition to the forgoing, each of the Receiving Party(s) will not use the Confidential Information for any purpose other than in connection with the Proposed Transaction between the Parties.

      4. Exceptions to the Confidentiality and Non-Use Obligations. The obligations imposed by Section 2 hereof shall not apply, or shall cease to apply, to any Confidential Information if or when, but only to the extent that, such Confidential Information:

      A. Was known to the Receiving Party(s) prior to the receipt of the Confidential Information hereunder; or

      B.  Was,  or  becomes,   through  no  breach  of  the  Receiving  Party(s)
obligations hereunder, known to the public; or

      C. Becomes known to the Receiving Party(s) from sources other than the Disclosing Party(s) under circumstances not involving any breach of any confidentiality obligation; or

      D. Is independently developed by the Receiving Party(s), as evidenced by the written records thereof.

      It shall not be a breach of the confidentiality obligations hereof for a Receiving Party(s) to disclose Confidential Information where, but only to the extent that, such disclosure is required by law or applicable legal process, and/or the course of conduct of ordinary business of the new corporation for the mutual benefits on a need to know basis.

                            MISCELLANEOUS PROVISIONS

      1. No Representations and Warranties. Each of the Parties makes no representations or warranties, express or implied, of any kind to the other Party with respect to the Confidential Information, including without limitation with the respect to the accuracy or completeness thereof. Any representations or warranties shall be made, if at all, only in a definitive written MOU that may be entered into hereafter. UPDA on behalf of their affiliate lenders, investors and shareholders, shall execute a separate Risk Memorandum or any of their affiliate lenders execute a separate RISK Memorandum, developed by DHE and approved by UPDA, describing all of the ascending risk associated with oil and gas exploration on a project by project basis.

      2. Termination; Duration of Obligations. Unless sooner terminated by mutual written MOU of the Parties hereto or by integration into a definitive agreement and creation of the new corporation contemplated hereby, this MOU and the obligations hereunder shall terminate five years from the date, on an agreed upon project by project basis hereof. Notwithstanding anything to the contrary, in the event UPDA fails to make its obligations as outlined in the paragraph H above, then this MOU shall terminate with cause, releasing DHE from any and all conditions outlined herein, unless extended in writing by the Parties.

      3. Waivers; Amendments; Assignment; Counterparts. This MOU may not be modified, amended or waived except by a written instrument duly executed by both Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This MOU may not be assigned by either Party without the prior written consent of the other and shall be binding on, and inure to the benefit of, the respective successors of the Parties hereto. This MOU may be signed in two or more counterpart originals, each of which shall constitute an original document.

      4. Governing Law; Disputes. This MOU is made subject to and shall be construed under the laws of the State of Nevada, without giving effect to its principles or rules regarding conflict laws.

      5. Remedies. Without prejudice to the rights and remedies otherwise available to either Party, each Party shall be entitled to equitable relief by way of injunction or otherwise if the Receiving Party(s) or any of its Representatives breach or threaten to breach any of the provisions of this MOU and the Receiving Party(s) shall not plead in defense thereto that there would be an adequate remedy at law.

      6. Entire MOU. This MOU together with all aforementioned Attachments and Exhibits represents the entire Agreement between the Parties and supersedes all prior communications; this MOU is the understanding between the Parties relating to the subject matter hereof.

IN WITNESS WHEREOF, each of the Parties has caused this MOU to be executed by their respective, fully authorized representatives as of the date first written above.

Dark Horse Energy Corporation

By:
    -----------------------------------
    Byron Woodward, President

Universal Property Development and Acquisition Corporation

By:
    -----------------------------------
    Kamal Abdallah, CEO, COO

Masaood Group

By:
    -----------------------------------
    Rene Kronvold, Authorized Representative

---------------------------------------
Rene Kronvold